EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CSG Systems International, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference in CSG System International Inc.’s Registration Statements on Forms S-8 (File Nos. 333-10315, 333-32951, 333-48451, 333-83715, 333-42202, 333-81656, 333-104206, and 333-117928) and to the incorporation by reference and to the reference to our firm under the heading “Experts” in CSG System International Inc.’s Registration Statement on Form S-3/A (File No. 333-117427) and the related Prospectus.

Our report with respect to the consolidated financial statements refers to a change in the method of accounting for stock-based compensation during 2003.

KPMG LLP

Denver, Colorado

March 14, 2005